Exhibit 3.3

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION OF

EXO-TECH PACKAGING HOLDING CORP.

Exo-Tech Packaging Holding Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation, (the “Certificate of Incorporation”):

RESOLVED, that in the judgment of the Board of Directors, it is advisable and in the best interests of the Corporation that the Certificate of Incorporation of the Corporation, as amended, be amended to increase the number of shares of Non-Voting Convertible Common Stock that the Corporation is authorized to issue from 75,000 to 200,000; and accordingly, to restate the first sentence of Article IV to read in its entirety as follows:

ARTICLE IV

The total number of shares of stock of all classes that the corporation shall have the authority to issue is six hundred seventy-five thousand (675,000) shares, of which twenty-five thousand (25,000) shares are to be preferred stock, par value $0.01 per share (“Preferred Stock”), four hundred fifty thousand (450,000) shares are to be shares of common stock, par value $0.01 per share (“Common Stock”), and two hundred thousand (200,000) shares are to be shares of Non-Voting Convertible Common Stock, par value $0.01 per share (“Non-Voting Common Stock”).”

SECOND: That in lieu of a meeting and vote of the stockholders, the stockholders have given unanimous written consent to the amendment pursuant to the provisions of Section 228 of the DGCL.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 08/06/2001
010381393 – 3380441

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by John D. Hawkins, its Vice President, Assistant Treasurer and Assistant Secretary, this 6th day of August, 2001.

EXO-TECH PACKAGING HOLDING CORP.

By:	/s/ John D. Hawkins
John D. Hawkins
Vice President, Assistant Treasurer and Assistant Secretary